UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2005, the Company and its two wholly owned subsidiaries, Air Micronesia, Inc. ("AMI") and Continental Micronesia, Inc. ("CMI"), closed on a secured loan transaction pursuant to a Credit and Guaranty Agreement and several related security agreements. The total loan amount borrowed by the Company and CMI is initially $300 million. In certain circumstances, the amount that may be borrowed by CMI and the Company under the facility may be increased by up to $50 million within 30 days of the initial borrowings. AMI and CMI have unconditionally guaranteed the loan to the Company, and the Company and AMI have unconditionally guaranteed the loan to CMI.

The loans have a term of six years and are non-amortizing, except for certain mandatory prepayments described below. The loans accrue interest at a floating rate per annum determined by reference to the three-month London Interbank Offered Rate, known as LIBOR, plus a margin of 5.375% per annum. The loans and guarantees are secured by certain U.S.-Asia routes and related assets of the Company, all of the outstanding common stock of AMI and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets.

The loan documents require the Company to maintain a minimum balance of unrestricted cash and cash equivalents of one billion dollars at the end of each month. The loans may become due and payable immediately if the Company fails to maintain the monthly minimum cash balance and upon the occurrence of other customary events of default under the Credit and Guaranty Agreement. If the Company fails to maintain a balance of unrestricted cash and cash equivalents of $1,125,000,000, the Company and CMI will be required to make a mandatory prepayment of the loans equal to one-seventh of the original amount of the loans. In addition, if the value of the collateral securing the loan, as shown in periodic appraisals, is less than a specified ratio, the Company and CMI will be required to post additional collateral or prepay the loans to maintain the specified loan to value ratio. Also, if AMI or CMI receives cash proceeds in certain circumstances from the sale of assets or similar events, the loans must be prepaid in the amount of such proceeds.

The Company intends to use the loan proceeds for general corporate purposes. Merrill Lynch Mortgage Capital Inc. ("Merrill Lynch") is acting as the administrative agent under the loan facility. The loans will be held by Merrill Lynch and a group of other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

June 2, 2005	By: /s/ Chris Kenny
Chris Kenny
Vice President and Controller